Exhibit 10.51

PUGET ENERGY, INC. & PUGET SOUND ENERGY, INC.

DIRECTOR COMPENSATION EFFECTIVE MARCH 1, 2007

The following table provides information on the compensation of Puget Energy, Inc. and Puget Sound Energy, Inc (the "Company") nonemployee directors. The Company also reimburses nonemployee directors for the out-of-pocket expenses of attending meetings. Directors who are employed by the Company do not receive any compensation for their Board activities.

DIRECTOR COMPENSATION
Quarterly Lead Independent Director Retainer	$ 3,750
Quarterly Board Member Retainer(a)	20,000
Additional Quarterly Retainer for Audit Committee Chair	2,500
Additional Quarterly Retainer for Audit Committee Members	1,000
Additional quarterly retainer for Compensation and Leadership Development Committee Chair	2,000
Additional Quarterly Retainer for Governance and Public Affairs Committee Chair	1,500
Fee for Each Board and Board Committee Meeting Attended	1,600
Fee for Each Telephonic Meeting Attended Lasting 60 Minutes or Less	800

(a)
100% of the quarterly retainer fees are to be paid in the form of Puget Energy shares until a director owns a number of Puget Energy shares equal in value to two years of retainer fees. After meeting this ownership requirement, under the terms of the Non-Employee Director Plan as currently in effect, a portion of the quarterly retainer payable to a director for a fiscal quarter is payable in a number of shares of Puget Energy stock determined by dividing two-thirds of the quarterly retainer payable by the fair market value of Puget Energy’s common stock on the last business day of that fiscal quarter.

A non-employee director may elect to receive up to 100% of the quarterly retainer in Puget Energy shares and may elect to defer the issuance of shares as compensation under the Non-employee Director Plan in accordance with the terms of the plan.

In addition to the compensation listed in the table above, the Company's nonemployee directors are eligible to participate in Puget Sound Energy’s Deferred Compensation Plan for Nonemployee Directors. Directors annually may elect to defer all or a part of their fees payable in cash. Deferred compensation may be allocated in one or more "measurement funds" (which currently includes an interest crediting fund, an equity index fund, a bond index fund and a Puget Energy common stock fund). Changes in "measurement funds" allocations are allowed quarterly.